                      SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

     Name:  MERRILL LYNCH MID CAP GROWTH FUND, INC.

     Address of Principal Business Office (No. & Street, City, State, and Zip
     Code):

             800 Scudders Mill Road
             Plainsboro, New Jersey  08536

     Telephone Number (including area code):  (609) 282-2000

     Name and Address of Agent for Service of Process:

             Terry K. Glenn
             800 Scudders Mill Road
             Plainsboro, New Jersey  08536

             Mailing Address:
             P.O. Box 9011
             Princeton, New Jersey  08543-9011

     Check Appropriate Box:

             Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

             YES  [X]                  NO  [ ]
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                                  SIGNATURES

     Form of signatures if the Registrant is an investment company having Board of Directors:

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Plainsboro, and State of New Jersey on the 21st day of July, 2000.

     Signature:

                           MERRILL LYNCH MID CAP GROWTH FUND, INC.

                           By:  /s/ Terry K. Glenn
                               -----------------------------------------------
                                Terry K. Glenn, Director and President



     Attest:


     By:  /s/ Donald C. Burke
         ---------------------------------------------------
          Donald C. Burke, Vice President and Treasurer





                                       2
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                       [LETTERHEAD OF BROWN & WOOD LLP]





                                                     July 21, 2000


VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Attention:  Division of Investment Management

             Re:  Merrill Lynch Mid Cap Growth Fund, Inc.
                  Notification of Registration on Form N-8A
                  -----------------------------------------

Ladies and Gentlemen:

     On behalf of Merrill Lynch Mid Cap Growth Fund, Inc. (the "Fund"), transmitted herewith for filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended is the Fund's Notification of Registration on Form N-8A. The Fund is concurrently filing its Initial Registration Statement on Form N-1A.

     Please direct any communications relating to this filing to the undersigned at (212) 839-5637 or to Frank P. Bruno at (212) 839-5540.

                                                     Very truly yours,

                                                     /s/ Caroline Dooley

                                                     Caroline Dooley

Enclosures

cc:  Frank P. Bruno, Esq.
     Elizabeth A. Keeley, Esq.